Exhibit 99.1

Quarterly Highlights Quarter Ended December 31, 2019

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On December 9, 2019, the Company entered into a Merger Agreement with Goldman Sachs Middle Market Lending Corp. (“MMLC”), an affiliated company managed by Goldman Sachs Asset Management, L.P. (“GSAM”). Under the terms of the Merger Agreement, GSBD will issue 0.9939 of a newly issued share for each MMLC share outstanding. The total consideration paid for MMLC is approximately $1.2 billion based on the closing price of GSBD shares on February 19, 2020.[1] As disclosed in the joint proxy statement/prospectus filed with the SEC on January 8, 2020, the transaction is expected to result in significant accretion to GSBD’s net asset value per share.[2] The combined company will continue to trade under the ticker symbol “GSBD” on the New York Stock Exchange. The merger is also expected to result in net investment income accretion both in the short and long term, an overall improvement in GSBD’s portfolio metrics and benefits of scale, including improved access to diversified funding sources, cost synergies and greater trading liquidity in GSBD’s common stock;

•	Net investment income for the quarter ended December 31, 2019 was $0.48 per share, equating to an annualized net investment income yield on book value of 11.5%;

•	The Company announced a first quarter dividend of $0.45 per share payable to shareholders of record as of March 31, 2020;[3]

•	Net asset value per share for the quarter ended December 31, 2019 was $16.75 as compared to $16.98 as of September 30, 2019;

•	Gross originations were $159.8 million, comprised exclusively of first lien debt investments. Sales and repayments activity totaled $126.1 million;

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As of December 31, 2019, the Company’s total investments at fair value and commitments were $1,541.5 million, comprised of investments in 106 portfolio companies. The investment portfolio was comprised of 93% senior secured debt, including 74% in first lien investments;[4]

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Subsequent to quarter-end, the Company received an investment grade rating of Baa3 and stable outlook from Moody’s Investors Service. In addition, Fitch Ratings re-affirmed the Company’s investment grade rating of BBB- and stable outlook; and

•	On February 10, 2020, the Company closed a public offering of $360.0 million aggregate principal amount of 3.75% unsecured notes due 2025.

[1]

The purchase price of $1.2 billion is based upon the fixed exchange ratio of 0.9939 of a GSBD newly issued share for each MMLC share outstanding based on a price of $22.35 per share of GSBD common stock as of February 19, 2020 and an implied value per share of MMLC common stock of $22.21. Based on MMLC shares outstanding as of February 7, 2020, including the sale of approximately 3,301,136 shares of common stock that is expected to close on or around February 25, 2020.

[2]

Based on the fixed exchange ratio of 0.9939 and GSBD’s and MMLC’s respective net asset values as of September 30, 2019, as adjusted for estimated deal related expenses. The actual NAV accretion will be based upon the respective NAVs at the close of the merger, inclusive of certain transaction adjustments resulting from the merger.

[3]	The $0.45 per share dividend would be payable on April 15, 2020 to holders of record as of March 31, 2020.
[4]	The discussion of the investment portfolio excludes the investment in a money market fund, if any, managed by an affiliate of The Goldman Sachs Group, Inc.

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